CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNs®)

Capped LIRNs® Linked to a Domestic Equity Index Basket
Issuer	Royal Bank of Canada (“RBC”)
Principal Amount	$10.00 per unit
Term	Approximately two years
Market Measure	An equally weighted domestic equity index basket comprised of the S&P 500® Index (Bloomberg symbol: “SPX”) and the Russell 2000® Index (Bloomberg symbol: “RTY”).
Payout Profile at Maturity
•   2-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value
•  1-to-1 downside exposure to decreases in the Market Measure beyond a 5.00% decline, with up to 95.00% of your principal at risk

Capped Value	[$11.60 to $12.00] per unit , a [16% to 20%] return over the principal amount, to be determined on the pricing date
Threshold Value	95% of the Starting Value
Investment Considerations
This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, and are willing to accept a capped return, take downside risk below a threshold and forgo interim interest payments.

Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1000275/000114036118039071/formfwp.htm
Exchange Listing	No

This graph reflects the hypothetical return on the notes, based on the mid-point of the range(s) set forth in the table to the left. This graph has been prepared for purposes of illustration only.

You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of RBC. If RBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.
•	Changes in the level of one Market Measure may be offset by changes in the level of the other Market Measure.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
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You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

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RBC, MLPF&S and their respective affiliates do not control any company included in the Market Measure, and are not responsible for any disclosure made by any other company, except to the extent that the common stock of Bank of America Corporation, which is the parent company of MLPF&S, is included in the S&P 500® Index.

•	The notes are subject to risks associated with small-size capitalization companies.
Final terms will be set on the pricing date within the given range for the specified market-linked investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

RBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBC, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.